Exhibit 3.17

ESSEX PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

Essex Property Trust, Inc., a corporation organized and existing under the laws of Maryland (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority conferred upon the Board of Directors of the Corporation by Article FIFTH of its Charter (the "Charter") and in accordance with Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board"), at a teleconference meeting held on December 22, 2003, duly adopted a resolution reclassifying 2,000,000 authorized but unissued shares of the Corporation's 9.30% Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share) as shares of Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth below, which upon any restatement of the Charter, shall become part of Article FIFTH of the Charter with any appropriate changes in enumeration or lettering of any section or subsection thereof.

SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

Section 1. Designation and Amount.

A series of preferred stock of the Corporation, designated as "Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share)" (the "Series D Preferred Stock") is hereby established. The number of shares constituting such series shall be 2,000,000.

Section 2. Rank.

The Series D Preferred Stock shall, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, other than the 8.75% Convertible Preferred Stock, Series 1996A (the "Series A Preferred Stock"), the Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the 9⅛% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the 9.25% Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock") and the 7.1825% Series F Cumulative Redeemable Preferred Stock (the "Series F Preferred Stock") with which it shall be on a parity and any other class or series of equity securities of the Corporation expressly designated as ranking on a parity with or senior to the Series D Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation. For purposes of these terms of the Series D Preferred Stock, the term "Parity Preferred Stock" shall be used to refer to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and any other class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding expressly designated by the Corporation to rank on a parity with the Series D Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation.

Section 3. Distributions.

(a) Payment of Distributions.Subject to the rights of holders of Parity Preferred Stock or stock ranking senior to the Series D Preferred Stock as to the payment of distributions, holders of Series D Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 9.30% of the $25.00 liquidation preference per share of Series D Preferred Stock to and including July 27, 2004 and at the rate per annum of 7.875% of such liquidation preference thereafter. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable quarterly in arrears (such quarterly periods, for purposes of payment and accrual shall be the quarterly periods ending on the dates specified in this sentence and not calendar quarters), on or before the 15th of February, May, August and November of each year (each a "Preferred Stock Distribution Payment Date"), commencing in each case on the first Preferred Stock Distribution Payment Date after the original date of issuance. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such a period to ninety (90) days. If any date on which distributions are to be made on the Series D Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series D Preferred Stock will be made to the holders of record of the Series D Preferred Stock on the relevant record dates, which, unless otherwise provided by the Corporation (as a date not more than thirty (30) days prior to the Preferred Stock Distribution Date) with respect to any distribution, will be 15 Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a "Distribution Record Date"). Notwithstanding anything to the contrary set forth herein, each share of Series D Preferred Stock shall also continue to accrue all accrued and unpaid distributions to the exchange date on any Series D Preferred Unit (as defined in the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of September 30, 1997, as amended (the "Partnership Agreement")) validly exchanged into such share of Series B Preferred Stock in accordance with the provisions of such Partnership Agreement.

The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Limitations on Distributions. No distributions on the Series D Preferred Stock shall be authorized, declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series D Preferred Stock will accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series D Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

(d) Priority as to Distributions.

(i) So long as any Series D Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Corporation ranking junior to the Series D Preferred Stock as provided in this Section 3 (such Common Stock or other junior stock, including, without limitation, the Series A Junior Participating Preferred Stock collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D Preferred Stock, any Parity Preferred Stock with respect to distributions or any Junior Stock, unless, in each case, all distributions accumulated on all Series D Preferred Stock and all classes and series of outstanding Parity Preferred Stock as to payment of distributions have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into Junior Stock of the Corporation, (iii) the redemption, purchase or other acquisition of Junior Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation, and (iv) purchase by the Corporation of such Series D Preferred Stock, Parity Preferred Stock with respect to distributions or Junior Stock pursuant to Article EIGHTH of the Charter to the extent required to preserve the Corporation's status as a real estate investment trust.

(ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably so set apart) upon the Series D Preferred Stock, all distributions authorized and declared on the Series D Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series D Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series D Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

(e) No Further Rights.Holders of Series D Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Section 4. Liquidation Preference.

(a) Payment of Liquidating Distributions.Subject to the rights of holders of Parity Preferred Stock or stock ranking senior to the Series D Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Corporation, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Corporation that ranks junior to the Series D Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, an amount equal to the sum of (i) a liquidation preference of $25 per share of Series D Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series D Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, all payments of liquidating distributions on the Series D Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series D Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective amounts due to the holders of the Series D Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Corporation bear to each other.

(b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Consolidation, Merger or Certain Other Transactions. Without limiting Section 6(c) hereof, the consolidation or merger or other business combination of the Corporation with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Corporation), or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

Section 5. Optional Redemption.

(a) Right of Optional Redemption. The Series D Preferred Stock may not be redeemed prior to July 28, 2010. On or after such date, subject to the terms and conditions of any Parity Preferred Stock or stock ranking senior to the Series D Preferred Stock as to the payment of distributions or with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Corporation shall have the right to redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to $25 per share of Series D Preferred Stock plus accumulated and unpaid distributions to the date of redemption. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units). Further, in order to ensure that the Corporation remains a qualified real estate investment trust for federal income tax purposes, the Series D Preferred Stock will also be subject to the provisions of Article EIGHTH of the Charter pursuant to which Series D Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the Charter) will be automatically transferred to a Trust (as defined in the Charter) and the Corporation shall have the right to purchase such, shares, as provided in Article EIGHTH of the Charter.

(b) Limitation on Redemption.

(i) The redemption price of the Series D Preferred Stock may be paid from any source of funds.

(ii) The Corporation may not redeem fewer than all of the outstanding shares of Series D Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series D Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series D Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock or Parity Preferred Stock, as the case may be.

(c) Rights to Distributions on Stock Called for Redemption. Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Preferred Stock Distribution Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distributions payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before the Distribution Payment Date.

(d) Procedures for Redemption.

(i) Notice of redemption will be (i) faxed, and (ii) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series D Preferred Stock to be redeemed, (iv) the place or places where such shares of Series D Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series D Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series D Preferred Stock. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

(ii) If the Corporation gives a notice of redemption in respect of Series D Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of the Series D Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, if any, on such shares to the holders of the Series D Preferred Stock upon surrender of such Series D Preferred Stock by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series D Preferred Stock or portions thereof called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series D Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series D Preferred Stock is improperly withheld or refused and not paid by the Corporation, distributions on such Series D Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

(e) Status of Redeemed Stock. Any Series D Preferred Stock that shall at any time have been redeemed shall after such redemption have the status of authorized but unissued Preferred Stock, without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Board.

Section 6. Voting Rights.

(a) General. Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below.

(b) Right to Elect Directors. If at any time full distributions shall not have been made on any Series D Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, (a "Preferred Distribution Default"), such that distributions for such six (6) distribution periods have not been fully paid and are outstanding in whole or in part at the same time, the holders of such Series D Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (other than holders of Parity Preferred Stock who are deemed to be "affiliates" of the Corporation as such term is defined in Rule 144 of the General Rules and Regulations Under the Securities Act of 1933), will have the right to elect two additional directors to serve on the Corporation's Board (the "Preferred Stock Directors"), which shall be in addition to the rights of holders of Series A Preferred Stock to elect directors pursuant to the articles supplementary pertaining to the Series A Preferred Stock, at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series D Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series D Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full. At any such annual or special meeting, the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and any subsequently issued series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to cast votes for such Preferred Stock Directors on the basis of one vote per $50.00 of liquidation preference to which such class of Parity Preferred Stock is entitled by its terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. If and when all accumulated distributions and the distribution for the current distribution period on the Series D Preferred Stock shall have been paid in full or irrevocably set aside for payment in full, the holders of the Series D Preferred Stock shall be divested of the voting rights set forth in Section 6(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or irrevocably set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series D Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series D Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) Certain Voting Rights. (i) While any shares of the Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series D Preferred Stock outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series D Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) either amend, alter or repeal the provisions of the Corporation's Charter (including these Articles Supplementary) or Bylaws, that would materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series D Preferred Stock; provided that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking junior or on a parity to the Series D Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers provided that, with respect to Parity Preferred Stock issued to any "affiliate" of the Corporation (as such term is defined in Rule 144 of the General Rules and Regulations Under the Securities Act of 1933), such Parity Preferred Stock is issued with the consent of the majority of the independent directors of the Board (i.e., directors who are not (i) officers or employees of the Corporation or its affiliates or (ii) related to any such officer or employee). While any shares of the Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series D Preferred Stock outstanding at the time consolidate, amalgamate, merge with or into, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, unless (a) the Corporation is the surviving entity and the shares of the Series D Preferred Stock remain outstanding with the terms thereof unchanged, (b) the resulting, surviving or transferee entity is a corporation or other entity organized under the laws of any state and substitutes for the Series D Preferred Stock other preferred stock having substantially the same terms and same rights as the Series D Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, or (c) such merger, consolidation, amalgamation or asset transfer does not adversely affect the powers, special rights, preferences and privileges of the holders of the Series D Preferred Stock in any material respect. However, the Corporation may create additional classes of Parity Preferred Stock and Junior Stock, increase the authorized number of shares of Parity Preferred Stock and Junior Stock and issue additional series of Parity Preferred Stock and Junior Stock without the consent of any holder of Series D Preferred Stock, provided that, with respect to Parity Preferred Stock issued to any "affiliate" of the Corporation (as such term is defined in Rule 144 of the General Rules and Regulations Under the Securities Act of 1933), such Parity Preferred Stock is issued with the consent of the majority of the independent directors of the Board (i.e., directors who are not (i) officers or employees of the Corporation or its affiliates or (ii) related to any such officer or employee).

Section 7. Transfer Restrictions. The Series D Preferred Stock shall be subject to the provisions of Article EIGHTH of the Charter.

Section 8. No Conversion Rights. The holders of the Series D Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock, or into any other securities of, or interest in, the Corporation,

Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series D Preferred Stock.

SECOND: The Series D Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its Senior Executive Vice President and attested by its Secretary this 13th day of January, 2004.

ESSEX PROPERTY TRUST, INC.

By:__________________________________

Michael J. Schall
Senior Executive Vice President

[SEAL]

Attest:

_____________________________
Jordan E. Ritter
Senior Vice President and Secretary